UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On July 1, 2013, Limoneira Company (the “Company”) and Cadiz Real Estate LLC (“Cadiz”), a wholly-owned subsidiary of Cadiz Inc., entered into a long-term lease agreement (the “Lease”) for a minimum of 320 acres located within 9,600 zoned agricultural acres owned by Cadiz in eastern San Bernardino County, California. The Company has the further right to exercise an option to lease up to an additional 640 acres (“Option 1”) and, subsequently, up to an additional 320 acres (“Option 2”) for a maximum of 1,280 acres total (the “Leased Property”), provided that certain conditions are met.

The Company intends on planting, growing and harvesting lemon trees on the Leased Property. The initial term of the Lease runs for twenty (20) years from July 1, 2013, and will expire no later than December 31, 2039, with no automatic renewals, provided, however, that the parties may mutually agree (to be exercised in each party’s sole discretion) to extend the term of the Lease. With respect to Option 1, the Company must notify Cadiz of its intent to lease the additional 640 acres in writing no later than December 31, 2016, and must being planting lemon trees no later than December 31, 2017. With respect to Option 2, the Company must notify Cadiz of its intent to lease the additional 320 acres in writing no later than December 31, 2018, and must begin planting lemon trees no later than December 31, 2019. The Lease contains customary termination provisions including by mutual agreement or due to the default of either party.

The annual base rental rate will be equal to the sum of $200 per acre planted (prorated for partial acreages planted during the relevant period) and 20% of gross revenues from the sale of harvested lemons (less operating expenses) (the “Lease Payment”). The Lease Payment is due and payable semi-annually on June 30 and December 31 of each year, and will not exceed $1,200 per acre per year.

Cadiz is tasked with designing, developing and constructing the necessary infrastructure in order to supply water to the Company for its irrigation purposes on the Leased Property. Cadiz will supply water to the Company for use on the Leased Property at a cost which will be paid by the Company on a quarterly basis. The maximum water supply to which the Company is entitled is 5 acre-feet per acre of the Leased Property. Cadiz retains Buy-Out Rights with respect to this supply of water. The Company also has the right to convert up to 500 acre-feet of the maximum water supply to which the Company is entitled to obtain rights within the permitted 50,000 acre-feet of that certain Cadiz Valley Water Conservation, Recovery and Storage Project located on Cadiz’s property overlying the Fenner Valley Aquifer System.

The Lease contains additional terms, conditions, events of defaults and covenants customary for a lease agreement. The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to such agreement, which is attached hereto as Exhibit 10.1. Portions of the Lease have been omitted as confidential and filed separately with the Securities and Exchange Commission. Mr. Scott Slater serves as both a member of the Board of Directors of the Company, as well as the CEO, President and a member of the Board of Directors of Cadiz Inc. and, as such, this transaction was separately approved by the Company’s audit committee.

Section 8	Other Events
Item 8.01	Other Events

On July 2, 2013, the Company issued a press release describing the Lease. A copy of the press release is attached hereto as Exhibit 99.1

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Lease Agreement, dated as of July 1, 2013, by and between the Company and Cadiz.

99.1	Press release, dated July 2, 2013, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2013	LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley
Chief Financial Officer